Exhibit 99.1

Company Contact:	Investor Relations:
PHC, Inc.	Liolios Group, Inc.
Bruce A. Shear	Ron Both or Cody Slach
President & CEO	info@liolios.com
Tel: 978-536-2777	Tel: 949-574-3860

PHC Reports Second Quarter Fiscal 2009 Results

Peabody, Mass. – February 13,  2009 – PHC, Inc., d/b/a Pioneer Behavioral Health (AMEX:PHC), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the company’s second fiscal quarter ended December 31, 2008.

Second Quarter Fiscal 2009 Highlights

•	Patient care revenue totaled $10.1 million, off less than one percent from the same year-ago quarter

•	Signed agreement for sale of Pivotal Research Centers for a total consideration of $5.0 million, of which $2.0 million is contingent on future revenue

•	Established rate increases for major contracts effective January 1, 2009

Key Financial Indicators
(Dollars in thousands, except per-share amounts.)
	Q2 FY2009	Q2 FY2008
Total revenues*	$11,020	$11,273
Patient care revenues	10,106	10,147
Net income (loss)*	(404)	524
Earnings (loss) per share – Basic & Diluted*	(0.02)	0.03

*From continuing operations. Income/loss includes start-up losses from Seven Hills Behavioral Institute and Capstone Academy in the second fiscal quarter of approximately $1.1 million.

Second Quarter 2009 Financial Results

For the second fiscal quarter ended December 31, 2008, net revenue from operations totaled $11.0 million (excluding discontinued operations). This represented a decrease of 2.2% from $11.3 million in the second quarter of fiscal 2008.

Patient care segment revenue totaled $10.1 million, off less than one percent from the same year-ago quarter. The slight decrease in patient care revenue was due primarily to the effect of general economic conditions offset partially by the contribution of newly opened operations.

Contract support services revenue from the company’s Wellplace subsidiary decreased 19% to $0.9 million.  This decrease is due to the expiration of a smoking cessation contract with a government contractor. The company has submitted a bid to continue and expand the contract should the contractor decide to continue the program.  PHC expects to increase contract support service revenue through new contracts for EAP (Employee Assistance Programs) and smoking cessation programs.

Income from continuing operations was a loss of $843,000, as compared to income of $834,000 in the same period a year ago. The loss includes more than $790,000 in startup losses related to the company’s Seven Hills Behavioral Institute and approximately $307,000 from startup expenses at Capstone Academy.

The net loss from continuing operations was $404,000 or ($0.02) per basic and fully diluted share (based on 20.1 million basic and fully diluted shares), which compares to net income from continuing operations in the same year ago quarter of $524,000 or $0.03 per basic and fully diluted share (based on 20.1 million basic shares and 20.5 million diluted shares). The loss includes approximately $1.1 million in aforementioned new facility startup expenses, plus expenses related to increased utilization of capitated contracts in the company’s Harmony division. Losses at Harmony are not expected to continue due to improved margins from significant rate increases from two major renegotiated contracts which became effective January 1, 2009.

Second Quarter 2009 Operational Highlights

Pioneer announced at the end of December 2008 the final agreement for the sale of Pivotal Research Centers, which comprise the pharmaceutical studies segment, to Premier Research Group PLC for total consideration of $5.0 million. The divestiture of this business will allow Pioneer to focus on its core business of delivering behavioral health programs and services. This transaction is expected to close by the end of the current month.

During the quarter, the company advanced the development of its Capstone Academy in Detroit, Michigan, and in January 2009 officially opened this new facility. Capstone represents the next phase of PHC's efforts to provide expanded residential treatment services to adjudicated youth in the Detroit metropolitan area. In combination with the company’s Detroit Behavioral Institute (DBI), this facility, if fully utilized, could double PHC's inpatient capacity in the area and has the potential to generate additional annual revenue of more than $5.0 million. With the addition of Capstone, the company will have 14 treatment centers across five states that offer behavioral health services.

Management Commentary

“As expected, this was a transitional quarter as we continued the startup at Capstone and worked toward CMS Medicare approval for Seven Hills,” said Bruce A. Shear, Pioneer's president and CEO. “Excluding the startup losses of our new facilities in Henderson and Detroit, once again this quarter we continued our long tradition of operating profitably. In fact, this amount improved approximately $234,000 over the previous quarter and improved $388,000 over the same period a year ago”.

“We also significantly advanced our managed care business in the Las Vegas area during the quarter with the renegotiation of capitated contracts which are structured to increase revenue and improve margins in this quarter,” continued Shear. “As these new rates come into effect and our new facilities come more up to speed, we anticipate a return to company-wide profitability before the end of the current quarter.

“Given our progress in many areas this quarter, we continue to believe our fundamentals and prospects for growth have never been stronger. Our efforts to focus on our core business of patient care allowed us to sustain our revenue levels even in these trying economic times that have impacted other companies far more than us. Demand for our services remains strong and our industry is prospering. The recent signing of the Mental Health Parity bill is expected to serve as another strong market driver ─ one from which we are in an ideal position to benefit substantially over the years to come."

Fiscal 2009 Guidance
Based on the continued expectation that the company’s patient care revenue maintains its forecasted growth of more than 20% in fiscal 2009, management continues to see an achievable goal of income before taxes of 8-10% of net revenue as it approaches fiscal 2010.

“As we have indicated in our prior reporting,” said Shear, “due to the substantial investments we have made in new facilities, we expect the most visible improvement of our performance in 2009 will come during the second half when our newest projects, like Capstone Academy, come up to speed.”

Teleconference Information
PHC will host a conference call today at 10:00 a.m. Eastern time. A question and answer session will follow management’s presentation. To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the PHC conference call and provide the conference ID.

Date: Friday, February 13, 2009
Time: 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time)
Dial-In Number: 1-800-862-9098
International: 1-785-424-1051
Conference ID#: 7PHC

A web simulcast of the call can be accessed via PHC’s website at www.phc-inc.com. A replay of the call will be available after 1:00 p.m. Eastern time on the same day and until March 13, 2009:

Toll-free replay number: 1-800-695-1624
International replay number: 1-402-530-9026
(No passcode required)

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About PHC, Inc.
PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995
This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Patient care, net	$10,105,942	$10,147,332	$20,665,438	$20,302,549
Contract support services	914,374	1,125,245	2,046,783	2,253,229
Total revenues	11,020,316	11,272,577	22,712,221	22,555,778
Operating expenses:
Patient care expenses	5,906,307	5,472,592	12,064,464	10,768,666
Cost of contract support services	771,505	823,571	1,599,284	1,626,219
Provision for doubtful accounts	308,329	342,342	754,143	764,568
Administrative expenses	4,877,390	3,799,897	9,572,364	7,409,833
Total operating expenses	11,863,531	10,438,402	23,990,255	20,569,286

Income (loss) from operations	(843,215)	834,175	(1,278,034)	1,986,492

Other income (expense):
Interest income	44,206	52,504	95,475	85,039
Other income	24,888	18,472	55,742	32,571
Interest expense	(96,306)	(102,854)	(177,948)	(216,753)

Total other income (expenses), net	(27,212)	(31,878)	(26,731)	(99,143)

Income (loss) before taxes	(870,427)	802,297	(1,304,765)	1,887,349
Income tax (benefit) provision	(466,634)	277,807	(506,053)	739,064

Income (Loss) from continuing operations	(403,793)	524,490	(798,712)	1,148,285

Discontinued operations – net of tax provision – Pivotal	(1,312,280)	(42,658)	(1,250,064)	133,558

Net income (loss) applicable to common shareholders	$(1,716,073)	$481,832	$(2,048,776)	$1,281,843

Basic net income (loss) per common share
Continuing operations	$(0.02)	$0.03	$(0.04)	$0.05
Discontinued operations	(0.07)	(0.01)	(0.06)	0.01
	$(0.09)	$0.02	$(0.10)	$0.06

Basic weighted average number of shares outstanding	20,131,080	20,143,636	20,154,583	20,140,208

Diluted net income (loss) per common share
Continuing Operations	$(0.02)	$0.03	$(0.04)	$0.05
Discontinued operations	(0.07)	(0.01)	(0.06)	0.01
	$(0.09)	$0.02	$(0.10)	$0.06

Diluted weighted average number of shares outstanding	20,131,080	20,485,294	20,154,583	20,494,963

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	June 30,
	2008	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,003,243	$3,142,226
Accounts receivable, net of allowance for doubtful accounts of $2,382,826 at December 31, 2008 and $2,230,371 at June 30, 2008	6,490,297	6,439,733
Other receivables- third party	170,633	--
Prepaid expenses	336,382	491,503
Prepaid income taxes	432,651	269,074
Other receivables and advances	729,011	623,295
Deferred income tax asset – current	2,339,077	967,999
Assets held for sale – Pivotal	3,437,578	5,313,993
Total current assets	14,938,872	17,247,823
Accounts receivable, non-current	35,000	35,000
Other receivables	62,073	71,889
Property and equipment, net	5,047,243	4,382,421
Deferred income tax asset – non-current	472,000	528,840
Deferred financing costs, net of amortization of $363,174 and $286,413 at December 31, 2008 and June 30, 2008	409,067	470,829
Goodwill	969,098	969,098
Other assets	2,652,884	2,784,965
Total assets	$24,586,237	$26,490,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,346,251	$1,318,421
Current maturities of long-term debt	653,465	651,379
Revolving credit note	1,124,319	977,203
Current portion of obligations under capital leases	122,582	170,285
Accrued payroll, payroll taxes and benefits	1,699,403	1,528,640
Accrued expenses and other liabilities	1,312,753	1,434,983
Liabilities held for sale – Pivotal	762,676	1,128,470
Total current liabilities	7,021,449	7,209,381
Long-term debt, net of current maturities	1,181,447	393,705
Obligations under capital leases	184,442	229,274
Total liabilities	8,387,338	7,832,360
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,825,899 and 19,806,147 shares issued at December 31, 2008 and June 30, 2008, respectively	198,259	198,061
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,080 and 775,672 issued and outstanding at December 31, 2008 and June 30, 2008, respectively, each convertible into one share of Class A common stock	7,751	7,757
Additional paid-in capital	27,477,729	27,388,821
Treasury stock, 689,290 and 387,698 shares of Class A common stock at December 31, 2008 and June 30, 2008, respectively, at cost	(1,185,846)	(685,916)
Accumulated deficit	(10,298,994)	(8,250,218)
Total stockholders’ equity	16,198,899	18,658,505
Total liabilities and stockholders’ equity	$24,586,237	$26,490,865